EXHIBIT 10.1

[i2 LETTERHEAD]

April 22, 2002

Gregory A. Brady
1 Robledo Dr.
Dallas Texas 75230

Dear Greg:

As you are aware, effective April 11, 2002, you resigned as an officer of i2 Technologies, Inc. (the “Company”). You have not resigned as a member of the Board of Directors of the Company. You and the Company would like to set forth in this letter (the “Letter Agreement”) the terms and conditions regarding your separation from the Company.

In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company agree as follows:

Employment.    You and the Company agree that your employment with the Company shall end April 22, 2002. In addition, you hereby resign as an officer and director of any subsidiary or affiliate of the Company of which you are an officer or director. From April 22, 2002 to December 31, 2002 (the “Consulting Period”), you agree to provide consulting to the Company by making yourself available in person or by telephone to the Chief Executive Officer of the Company (“CEO”) on an as-needed basis to answer questions and provide insight to the CEO. You shall use your reasonable efforts in the performance of the foregoing duties in the best interests of the Company. You agree that you are not entitled to any compensation from the Company except as set forth in this Letter Agreement.

Compensation.    The Company shall pay you a fee of Five Hundred Thousand Dollars ($500,000) (the “Consulting Fee”). The Consulting Fee shall be paid in one lump sum payment by wire transfer to an account designated by you within two (2) business days of execution of this Letter Agreement. You shall be responsible for the payment of all applicable taxes, including income taxes imposed on you by reasons of any cash or non-cash compensation and benefits provided by this Letter Agreement.

Stock Option Vesting.    You have been previously granted options (“Stock Options”) pursuant to the Company’s 1995 Stock Option/Stock Issuance Plan (“1995 Plan”) and the respective stock option agreements (“Option Agreements”) entered into between you and the Company pursuant to such plans (the 1995 Plan and Option Agreements collectively referred to herein as the “Stock Option Agreements”). Subject to your compliance with this Letter Agreement, effective as of the date hereof, the vesting for the Stock Options granted to you on

October 21, 1998 allowing you to acquire 500,000 shares of the Company common stock (with an exercise price of $3.48), is hereby accelerated and immediately exercisable (such shares being the “Accelerated Shares”). You agree that, effective immediately, all other unvested Stock Options are hereby terminated and shall cease vesting. All of your vested options will remain exercisable pursuant to the terms of the respective Stock Option Agreements. Notwithstanding the foregoing, you further agree that you will not sell, transfer, monetize or engage in any form of hedging or liquidation or obtain any economic benefit with respect to the Accelerated Shares until after October 21, 2002.

Cooperation.    You agree to cooperate with and assist the Company with any investigations conducted or authorized by the Company and in the defense of any and all disputes which are based upon events which occurred or arose during your tenure of employment, including but not limited to any pending matters. Except as required by law, you agree to maintain all communications regarding such matters in the strictest of confidence and agree such communications shall be treated as Confidential Information as defined in the Employee Proprietary Information Agreement entered into between you and the Company on December 6, 1994.

Non-Disparagement.    You agree not to make any disparaging remarks about the Company or its affiliated entities, officers, directors, or employees in any manner likely to be harmful to their businesses, business reputations or personal reputations and refrain from assisting in any manner any party to an administrative or litigation matter filed against the Company. The Company’s officers and directors and employees at the Senior Vice President level or higher agree not to disparage you in any manner likely to be harmful to your business or personal reputation and further agrees not to make any public statements that are disparaging in any way of your performance as an officer or employee of the Company. If you are served or receive any form of subpoena, court order or similar action or motion requesting or requiring you to disclose or produce any information (regardless of whether orally or in written form) to any party to an administrative or litigation matter filed against the Company or an officer or director of the Company, you agree to immediately notify both the Chief Executive Officer and Corporate Counsel of the Company and assist the Company in responding to such subpoena, court order or similar action or motion.

Indemnification.    Subject to your compliance with this Letter Agreement, the Company shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify you against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceedings, arising by reason of the fact that you were an employee or director of the Company, including, but not limited to the two lawsuits currently pending in which you are a defendant, such lawsuits entitled as Mark Davis, Derivatively on Behalf of Nominal defendant i2 Technologies, Inc. vs. Harvey B. Cash, et al. and Allen V. Scheimer, On Behalf of Himself and All Others Similarly Situated, vs. i2 Technologies, Inc., Sanjiv Sidhu, Greg Brady and William M. Beecher.

BMW.    The Company agrees to transfer title to the BMW Z-8 owned by the Company to you within 30 days of execution of this Letter Agreement. The Company will take ownership and pick up all lease payments for the Porsche you are currently using.

Expenses.    The Company will reimburse you for all unpaid expenses incurred while you were employed by the Company, including the expenses associated with use of your boat for Company related business matters.

General Terms.    You and the Company agree that this Letter Agreement and the terms and conditions set forth herein are confidential and protected under the terms of his Employee Proprietary Information Agreement. This Letter Agreement, the Employee Proprietary Information Agreement and the Stock Option Agreements referred to herein, which are incorporated herein by this reference, constitutes an integrated, written contract, expressing the entire agreement between the Company and you with respect to the subject matter hereof.

If you agree to the foregoing, please indicate as such by signing below.

Sincerely,

/s/  ROBERT C. DONOHOO
Robert C. Donohoo
Corporate Counsel
i2 Technologies, Inc.

AGREED:

/s/  GREGORY A. BRADY
Gregory A. Brady

Dated Signed:    May 10, 2002